Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Platinum Underwriters Holdings, Ltd.:

We consent to the incorporation by reference in the registration statements (No. 333-104257, No. 333-133521, No. 333-166368) on Form S-8 of Platinum Underwriters Holdings, Ltd. and subsidiaries (“Platinum”) of our reports dated February 21, 2012, with respect to the consolidated balance sheets of Platinum as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2011, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Platinum.

Our report refers to a change in the manner in which the Company accounts for other-than-temporary impairments of debt securities in 2009.

/s/ KPMG
Hamilton, Bermuda
February 21, 2012